EXHIBIT 99

                                  Press Release

                            SUSSEX BANCORP ANNOUNCES
                              FIRST QUARTER RESULTS

         FRANKLIN, NEW JERSEY - Sussex Bancorp (AMEX:"SBB") announced today that for the quarter ended March 31, 1999, the Company had earned net income of $192,000, an increase over net income of $182,000 earned in the first quarter of 1998. The Company's total interest income increased to $2,129,000 for the quarter ended March 31, 1999, primarily due to the increase in average total interest earning assets, as the Company's portfolio of loans, net increased to $70.5 million at March 31, 1999 from $67.9 million at March 31, 1998. In addition, the Company's investment securities portfolio increase to $44.2 million at March 31, 1999 from $25.6 million at March 31, 1998. During the first quarter of 1999, the Company's other income, consisting of fees earned from the sale of non-deposit products and fees and income from the sale of loans by Sussex Bancorp Mortgage Company, the Company's new mortgage company, increased to $183,000 from other income of $61,000 earned during the first quarter of 1998.
         The Company's interest expense increased to $1,047,000 for the three months ended March 31, 1999 from $832,000 for the first quarter of 1998. This increase reflects the increase in the Company's total deposits to $129.8 million at March 31, 1999 from $113.4 million at March 31, 1998. At March 31, 1999 the Company had total assets of $139.7 million, compared to total assets of $122.2 million at March 31, 1998.

         Chairman and Chief Executive Officer Donald L. Kovach stated "We are proud of our continued progress in penetrating our market area. Our increase in loans and deposits shows our continued efforts to become the premiere community bank serving Sussex County."

         Sussex Bancorp is the holding company for the Sussex County State Bank which operates through its main office in Franklin, New Jersey and branch offices in Andover, Newton, Montague, Sparta, Vernon and Wantage, New Jersey.



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